2


                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                   AND OTHER DISTINGUISHING CHARACTERISTICS OF
                            SERIES A PREFERRED STOCK

                                       OF

                        SPINTEK GAMING TECHNOLOGIES, INC.

It is hereby certified that:

         1.       The  name  of  the  corporation   (hereinafter   called  the
"Corporation")  is  SPINTEK  GAMING TECHNOLOGIES, INC. a Nevada corporation.

         2. The articles of incorporation of the Corporation authorizes the issuance of 100,000 shares of Preferred Stock, no par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Board of Directors designated Fifteen Thousand (15,000) of the One Hundred Thousand (100,000) authorized shares of Preferred Stock of the Corporation as Series A Preferred Stock.

         4. None of the shares designated Series A Preferred Stock have been issued prior to this Certificate of Determination.

         5. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

         RESOLVED, that 15,000 of the 100,000 authorized shares of Preferred Stock of the Corporation shall be designated Series A Preferred Stock (the "Series A Preferred Stock") and shall possess the rights and privileges set forth below:

                  A.       Dividends.

          (i) The holder of each issued and outstanding share of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets at the time legally available for such purpose, dividends at a rate of 4% of the liquidation preference per annum, payable in cash or in stock. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series A Preferred Stock unless declared by the Corporation's Board of Directors. No dividends shall be declared or paid with respect to the Corporation's Common Stock (other than a dividend payable solely in Common Stock of the Corporation), or upon any other class of Preferred Stock of the Corporation with a dividend preference subordinate to the dividend preference of the Series A Preferred Stock, unless a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Series A Preferred Stock.

          (ii) No dividends shall be paid on the Series A Preferred Stock at such time as:

               (a) such payment would violate Nevada law; or

               (b) such payment would impair the net capital or other financial requirements applicable to the Corporation established by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, or any other state or federal securities authority or agency, any state or federal commodities authority or agency, or any commodities or securities exchange.

                  B.       Liquidation Preference.

          (i) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series A Preferred Stock, an amount equal to one thousand dollars ($1,000) per share. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock the full amounts to which they shall respectively be entitled, then the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

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
          (ii) A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

                  C.       Conversion of Series A Preferred Stock.

                           The  holders of Series A  Preferred  Stock shall have
the following conversion rights:

          (i) Right to Convert. Each share of Series A Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

          (ii) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series A Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date."

         The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series A Preferred Stock to be converted are received by the transfer agent or the Corporation within three business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series A Preferred Stock to be converted are not received by the transfer agent or the Corporation within three business days after the Notice Date, the Conversion Notice shall become null and void.

          (iii) Conversion Dates. The Series A Preferred Stock shall become convertible into shares of Common Stock at any time commencing forty-five
     (45) days after the last day on which there is an original issuance of Series A Preferred Stock (the "Conversion Date").

          (iv) Conversion Price. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

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
                        [(.04) (N/365) (1,000)] + 1,000
                         -------------------------------
                                Conversion Price

         N = the number of days between (i) the date of issuance of the Series A Preferred Stock and (ii) the applicable date of conversion for the Series A Preferred Stock for which conversion is being elected.

        Conversion
        Price = the average closing bid price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Notice Date.

          (v) Automatic Conversion. Each share of Series A Preferred Stock outstanding on December 31, 1999 automatically shall be converted into Common Stock on such date as the Conversion Price then in effect, and December 31, 1999 shall be deemed to be the Notice Date with respect to such conversion. The Company shall have no right to force conversion of any outstanding shares of Series A Preferred Stock prior to December 31, 1999.

          (vi) Fractional Shares. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Corporation's Common Stock on the Notice Date multiplied by such fraction.

          (vii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (viii) Adjustment to Conversion Price.

               (a) If, prior to the conversion of all shares of Series A Preferred Stock at a time when conversion would be at the Conversion Price, there is a stock split, stock dividend, or other similar event which occurs during the five-day period utilized to compute the Conversion Price, then the Closing Bid Price used to compute the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, such

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
          stock split, stock dividend or other similar event.

               (b) If, prior to the conversion of all shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series A Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof
          (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series A Preferred Stock may be entitled to purchase.

               (c) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

                  D.    Redemption.

          (i) Right to Redeem on Conversion. The Corporation shall have the right, in its sole discretion, upon receipt of a notice of conversion pursuant to Section C, to redeem in whole or in part any shares of Series A Preferred Stock submitted for conversion, immediately prior to conversion. If the Corporation elects to redeem some, but not all, of the shares of Series A Preferred Stock submitted for conversion, the Corporation shall redeem from among the shares of Series A Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each shareholder so submitting shares of Series A Preferred Stock for conversion.

          (ii) Mechanics of Redemption on Conversion. The Corporation shall effect each such redemption by giving notice of its election to redeem, by facsimile within 1 business day following receipt of a notice of conversion from a Holder, with a copy by 2-day courier, to the Holder of shares of Series A Preferred Stock submitted for conversion at the

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
     address and facsimile number of such Holder appearing in the Corporation's register for the Series A Preferred Stock. Such redemption notice shall indicate whether the Corporation will redeem all or part of the shares of Series A Preferred Stock submitted for conversion and the applicable redemption price. The Corporation shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution on the date the redemption notice is sent to shareholders.

         The redemption price per shares of Series A Preferred Stock shall be calculated in accordance with the following formula:

         Principal + Interest x Closing Bid Price
         ----------------------------------------
          Conversion Price

         For the purposes of the above formula, "Principal", "Interest", "Closing Bid Price" and "Conversion Price" shall have the meanings set forth in Section C.

         The redemption price shall be paid to the Holder of shares of Series A Preferred Stock redeemed within 10 business days of the delivery of the notice of such redemption to such Holder; provided, however, that the Corporation shall not be obligated to deliver any portion of such redemption price unless either the certificates evidencing the shares of Series A Preferred Stock redeemed are delivered to the Corporation or its transfer agent as provided in Section C, or the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

          (iii) Redemption on Asset Sale. In the event the Corporation enters into a transaction or series of transactions to sell all or substantially all of its assets, the Corporation shall, within seven days after the closing of such transaction and after giving at least 15 days advance written notice of such transaction (which notice shall specify the date that such redemption is to be effected, which date is referred to hereinafter as the "Effective Date of Redemption"), redeem the shares of Series A Preferred Stock for cash. The redemption price in such event ("Redemption Price on Asset Sale") shall be calculated in accordance with the formula set forth in Section D(ii) above.

         Upon the close of the transaction causing redemption under this Section D(iii), the Corporation shall deposit the Redemption Price on Asset Sale for all outstanding shares of Series A Preferred Stock with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the Series A Preferred Stock designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price on Asset Sale to the holders of the Series A Preferred Stock upon surrender of their certificates.

          (iv) Redemption on Change of Control. In the event of a Change of Control (as hereinafter defined), the shares of Series A Preferred Stock shall be redeemed by the Corporation for cash at a redemption price calculated in accordance with the formula set forth in Section D(ii) above.

         For purposes of this Section D(iv), Change of Control shall be deemed to have occurred at such time as:

               (a) any person (other than the Corporation, any Subsidiary of the Corporation or any employee benefit plan of the Corporation)
          ("Person"),   is  or  becomes  the  beneficial   owner,   directly  or
          indirectly, through a purchase, merger or other acquisition or transaction or series of transactions, of shares of capital stock of the Corporation entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors (any shares of voting stock of which such person or group is the beneficial owners that are not then outstanding for purposes of calculating such percentage); or

               (b) any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or (y) which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of Common Stock).

          (v) No Other Redemption. The Corporation shall have no right to redeem the Series A Preferred Stock except as provided in Section D hereof.

                  E. Voting. Except as otherwise provided by the General Corporation Law of the State of Nevada, the holders of the Series A Preferred Stock shall have no voting power whatsoever, and no holder of Series A Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

                  F. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

          (i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

          (ii) create any new class or series of stock being on a parity with or having a preference over the Series A Preferred Stock with respect to dividends, to payments upon Liquidation (as provided for in Section B of this Designation) or to redemption; or

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
          (iii) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  G. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the articles of incorporation of the Corporation pursuant to the provisions of the Nevada Revised Statutes.

Signed on _____________, 1998.


Sworn to and subscribed before me          By:
this _____ day of _____________, 1998.     Its: President


                                           Attest:
Notary Public
                                           By:_______________________________
My Commission Expires:                     Its: Secretary



         (NOTARY SEAL)